Exhibit 4.2

AMENDED AND RESTATED INCENTIVE SHARE AWARD PLAN

The Board of Directors of Oncolytics Biotech Inc. (the “Corporation”) has adopted this Incentive Share Award Plan (the “Plan”) governing the issuance of: (i) Restricted Share Awards to Eligible Persons; and (ii) Performance Share Awards to Employees.

1.	Purposes

The principal purposes of the Plan are as follows:

(a)	to retain and attract qualified directors, officers, employees and consultants for the Corporation;

(b)	to promote ownership of common shares of the Corporation by such directors, officers, employees and consultants and to encourage such persons to remain in the employ or service of the Corporation and put forth maximum efforts for the success of the affairs of the Corporation; and

(c)	to focus management of the Corporation on operating and financial performance and total long-term shareholder return.

2.	Definitions

Where used herein, the following terms shall have the following meanings, respectively:

(a)	“Black-Out Period” means any period during which the holder of a Share Award is not permitted to trade Shares pursuant to the policies of the Corporation.

(b)	“Board” means the board of directors of the Corporation as constituted from time to time and shall be deemed to include any committee thereof to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to Section 3 of this Plan.

(c)	“Business Day” means each day other than a Saturday, Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Calgary, Alberta are not open for business during normal business hours.

(d)	“Cessation Date” means, in respect of a Participant, the last day of active employment or service of the Participant with the Corporation, regardless of the reason for the cessation of employment or service and regardless of whether any or any adequate or proper advance notice of termination or resignation is provided in respect of such cessation of employment or service.

(e)	“Change of Control” means:

(i)	the acceptance by the holders of Shares, representing in the aggregate of more than 50 percent (50%) of all issued and outstanding Shares, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares;

(ii)	the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of Shares, which together with such person's then owned Shares, if any, represent more than 50 percent (50%) of the Corporation's then outstanding Shares;

(iii)	the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

(iv)	the passing of a resolution by the board of directors of the Corporation or shareholders of the Corporation to substantially liquidate assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement);

(v)	individuals who were members of the board of directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors of the Corporation following such election;

(vi)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii), (iii), (iv) or (v) referred to above; or

(vii)	a determination by the board of directors of the Corporation that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

"Consultant" means an individual or Consultant Corporation, other than an Employee or a Non-Employee Director, that:

(a)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or a subsidiary of the Corporation, other than services in relation to a distribution;

(b)	provides the services under a written contract for an initial, renewable or extended period of twelve months or more; and

(c)	spends or will spend a significant amount of time and attention on the affairs of the Corporation or a subsidiary of the Corporation.

(d)	"Consultant Corporation" means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(e)	“Eligible Person” means an Employee, a Non-Employee Director or a Consultant.

(f)	"Employee" means a persons who would be considered an 'employee' under the Tax Act, or who works full-time or for a specified number of hours per week on a continuing regular basis and is subject to the same control and direction by the Corporation or a subsidiary of the company over the details and methods of work as an employee of the company, but for whom tax and other deductions are not made at source.

(g)	“Exchange” means the TSX and such other stock exchange(s) on which the Shares are then listed and posted for trading from time to time.

(h)	“Grant Date” means the grant date for a Share Award.

(i)	"insider" has the meaning ascribed thereto in the TSX Policies.

(j)	"insider participation limit" has the meaning ascribed thereto in the TSX Policies.

(k)	“Issue Date” means the date on which Shares are issued to a Participant in respect of a Share Award following completion of the applicable Vesting Period.

(l)	“Non-Employee Director” means any director of the Corporation (including, for greater certainty, any subsidiary of the Corporation) who is not also an Employee.

(m)	"Officer" means an officer of the Corporation.

(n)	“Participant” means an Eligible Person to whom a Share Award has been granted.

(o)	“Performance Criteria” means any performance-related measures or criteria as determined by the Board in its sole discretion at Grant Date to be taken into consideration over the Vesting Period of a Performance Share Award for purposes of determining the applicable Vesting Percentage, which measures or criteria may include, the Corporation’ performance compared to identified operational or financial targets, the Corporation’ shareholder return, and any such other performance-related measures or criteria matters as the Board may determine, in its sole discretion.

(p)	“Performance Share Award” means an award to an Employee under the Plan pursuant to which Shares shall be issued on the Issue Dates, as applicable, determined in accordance with Section 5 hereof, based upon achieving the applicable Performance Criteria and subject to adjustment in accordance with the terms of the Plan.

(q)	“Restricted Share Award” means an award to an Eligible Person under the Plan pursuant to which Shares shall be issued on the Issue Dates, as applicable, determined in accordance with Section 5 hereof, subject to adjustment in accordance with the terms of the Plan.

(r)	“Security Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Policies.

(s)	“Share” mean a common share in the capital of the Corporation.

(t)	“Share Award” means a Performance Share Award or Restricted Share Award, as applicable.

(u)	“Share Award Agreement” has the meaning set forth in Section 5 hereof.

(v)	“Shareholder” means a holder of Shares.

(w)	“TSX” means the Toronto Stock Exchange.

(x)	“TSX Policies” means the policies included in the TSX Company Manual.

(y)	“Vested” means the applicable Vesting Period having been completed and additionally in the case of Performance Share Awards, the applicable Performance Criteria in relation to a whole or percentage of the number of Shares covered by such Performance Share Award determined by the Board having been met, where “Vesting” (or any applicable derivative term) has a comparable meaning.

(z)	“Vesting Percentage” means the percentage of outstanding Performance Share Awards that will vest based upon the relative achievement of the Performance Criteria for such award during the Vesting Period, where such percentage will range from 0 percent to 100 percent reflecting the Board’s determination, in its sole discretion, of the achievement of the Performance Criteria.

(aa)	“Vesting Period” means the period over which Share Awards granted under the Plan shall vest in accordance with Section 5(b)(i), subject to adjustment or modification pursuant to the terms and conditions of the Plan.

3.	Administration

(a)	The Plan shall be administered by the Board and, for greater certainty, the board of directors of the Corporation shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the board of directors that has been assigned the responsibility of determining the Corporation’s policies with respect to executive compensation. The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority to:

(i)	grant Restricted Share Awards to Eligible Persons and Performance Share Awards to Employees;

(ii)	determine the Grant Date for Share Awards;

(iii)	determine the Eligible Persons who may participate in this Plan and designate any officer or employee of the Corporation as being an Employee under this Plan;

(iv)	determine Performance Criteria applicable to any Performance Share Award;

(v)	approve the form and determine the terms and provisions of Share Award Agreements (which need not be identical) entered into in connection with Share Awards;

(vi)	interpret the Plan and the Share Award Agreements;

(vii)	prescribe, amend and rescind rules and regulations relating to the Plan;

(viii)	determine whether and the extent to which adjustments shall be made pursuant to the Plan; and

(ix)	make all other determinations deemed necessary or advisable for the administration of the Plan.

(b)	For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section 3, the Board’s decision to approve the grant of a Share Award in any period shall not require the Board to approve the grant of a Share Award to any Participant in any other period; nor shall the Board’s decision with respect to the amount or terms and conditions of a Share Award in any period require it to approve the grant of a Share Award of the same or similar amount or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving the grant of a Share Award to any Participant solely because such Participant may previously have been granted a Share Award under this Plan or any other Security Based Compensation Arrangement. No Participant has any claim or right to be granted a Share Award. There is no obligation for uniformity of treatment of Non-Employee Directors, Employees or Consultants, or any group of Non-Employee Directors, Employees or Consultants.

(c)	Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be final and conclusively binding upon the Corporation and all persons affected by the Plan. No member of the Board shall be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Share Award awarded under the Plan.

4.	Reservation of Shares; Participation Limits

(a)	The number of Shares reserved for issuance under the Plan and all other Security Based Compensation Arrangements in aggregate shall not exceed 14% of the total number of issued and outstanding Shares from time to time.

(b)	The number of Shares issuable to Insiders at any time, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares.

(c)	The number of Shares issued to Insiders, within any one-year period, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares.

(d)	The number of Shares reserved for issuance under all Security Based Compensation Arrangements of the Corporation to any one Participant shall not exceed 5% of the total number of issued and outstanding Shares.

(e)	Notwithstanding any other provision of this Plan, Performance Share Awards may only be granted to Employees.

(f)	Share Awards that are vested and redeemed, or are cancelled, terminated or expire prior to the settlement of all or a portion thereof, shall result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of Share Awards pursuant to this Plan.

(g)	The maximum number of Shares that may be reserved for issuance to Non-Employee Directors pursuant to Restricted Share Awards under the Plan is 1% of the Shares outstanding at the time of the grant (on a non-diluted basis), less the aggregate number of Shares reserved for issuance to such Non-Employee Director under any other Security Based Compensation Arrangement, and the total annual grant of Restricted Share Awards to any one Non-Employee Director cannot exceed a grant value of $150,000 (less the amount awarded to such Non-Employee Director in the year pursuant to any other Security Based Compensation Arrangement).

5.	Terms and Conditions of Share Awards

Each Share Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a written agreement between the Corporation and the Participant or an award letter from the Corporation to the Participant (a “Share Award Agreement”) which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Board, in its discretion, shall establish):

(a)	Number of Share Awards - The Board may determine the number of Share Awards to be awarded to a Participant in its sole discretion.

(b)	Vesting of Share Awards -

(i)	Unless otherwise determined by the Board, the Vesting Period in respect of Share Awards granted hereunder shall be three (3) years from the Grant Date of such Share Awards. The Board may, in its sole discretion, accelerate the vesting of all or any Share Awards at any time and from time to time.

(ii)	Upon vesting, each Restricted Share Award and each Performance Share Award (following application of the applicable Vesting Percentage) so vested will entitle the holder to receive one Share (subject to adjustment in accordance with the terms of this Plan) on the applicable Issue Date. For greater certainty, a Participant shall have no right to receive any Shares or other consideration in respect of any Performance Share Awards other than for the Vesting Percentage of such Performance Share Awards.

(iii)	The Board shall determine the Performance Criteria for each grant of Performance Share Awards at the time of the grant of the award and, the Board shall, as soon as reasonably practicable following the completion of the Vesting Period applicable to a particular grant of Performance Share Awards determine, in its sole discretion, the applicable “Vesting Percentage”.

(iv)	Notwithstanding any other provision of this Plan, no term or condition of a grant of Share Awards hereunder or any Share Award Agreement may have the effect of causing any Shares to be issued pursuant to any Share Award under the Plan to a Participant in satisfaction of such Participant’s Performance Share Awards under the Plan (or any portion thereof) to occur after December 31 in the third (3rd) calendar year following the calendar year in respect of which such Share Awards were granted.

(c)	Issuance of Shares - Shares that are issuable to the Participant on the Issue Date shall be issued from treasury as fully paid and non-assessable Shares. No fractional Shares will be issued and all fractional entitlements shall be rounded down to the nearest whole number.

(d)	Delivery of Shares - The Issue Date shall occur as soon as practicable and in any event within 31 days following the completion of the Vesting Period applicable to a Share Award. Subject to the remainder of this Section 5(d), on the Issue Date, the Corporation will issue from treasury to the Participant that number of Shares to which the Participant is entitled to receive in respect of such Share Award in accordance with this Section 5, subject to Section 7 hereof, and sent by pre-paid mail or delivered to the Participant. Notwithstanding the foregoing, if on the Issue Date a Black-Out Period has been imposed upon a Participant which is still in effect, then the Issue Date shall not occur until the date which is the tenth (10th) business day after the last day of the applicable Black Out Period.

(e)	Change of Control - Unless otherwise determined by the Board in its sole discretion, upon a Change of Control, all unvested Share Awards shall become automatically vested (in the case of Performance Share Awards, with a deemed Vesting Percentage of 100). Shares issuable in respect of Share Awards shall be, and shall be deemed to be, issued to Participants effective immediately prior to the completion of the transaction which would result in the Change of Control unless issued prior thereto in accordance with this Plan.

(f)	Board Discretion - Notwithstanding anything else in this Plan, the Board may, in its sole discretion, but subject to the limits described in Sections 4 and 9 hereof and any other applicable requirements of the Exchange or other regulatory authority:

(i)	make any additional adjustments to the Vesting Percentage (in respect of any Performance Share Awards) or the number of Shares to be issued or delivered to a Participant in connection with any Share Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan;

(ii)	change the Issue Date (including amending the Vesting Period related thereto) for all or any Share Awards at any time and from time to time; and

(iii)	otherwise amend or modify the terms and conditions regarding any grant of Share Awards or payments in respect of any Share Awards hereunder, provided, however, that no such amendment or modification may, without the consent of the affected Participant, impair or adversely affect a Share Award granted to the Participant under the Plan prior to the date of such amendment or modification.

(g)	Effect of Certain Changes - In the event:

(i)	of any change in the Shares through subdivision, consolidation, reclassification, recapitalization or similar transaction; or

(ii)	that any rights are granted to Shareholders to purchase Shares at prices substantially below fair market value, and such events do not constitute a Change of Control, then, in any such case, the Board may make such adjustments to the Plan, to any Share Awards and to any Share Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants hereunder.

(h)	Ceasing to be an Eligible Person - Unless otherwise determined by the Board or unless otherwise expressly set forth in a Share Award Agreement pertaining to a particular Share Award or any written employment or other agreement governing a Participant’s role as an Eligible Person, the following provisions shall apply in the event that a Participant ceases to be an Eligible Person:

(i)	Termination for Cause – If a Participant ceases to be an Eligible Person as a result of the termination of such Participant for cause, effective as of the date notice is given to the Participant of such termination, all outstanding Share Awards Agreements under which Share Awards have been granted to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by such Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.

(ii)	Voluntary Resignation - If a Participant voluntarily ceases to be an Eligible Person for any reason other than as a result of the death, permanent disability or retirement of the Participant as set forth in Section 7(h)(iii), effective as of the date notice is given by the Participant of such resignation, unless otherwise determined by the Board, all outstanding Share Award Agreements under which Share Awards have been made to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by the Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.

(iii)	Termination Upon Death or Permanent Disability or Retirement - Upon the death, permanent disability or retirement of a Participant (other than the early retirement of an Eligible Employee), all outstanding Share Award Agreements under which Share Awards have been made to such Participant prior to the Cessation Date shall immediately vest as of the Cessation Date, and the Issue Date in respect of all Share Awards held by such Participant shall be the earlier of: (A) the 90th day following the Cessation Date; and (B) the original Issue Date contemplated by Section 5(d) of this Plan.

(iv)	Termination not for Cause - If a Participant ceases to be an Eligible Person other than as set forth in Sections 7(h)(i), (ii) or (iii), effective as of the Cessation Date all Share Awards awarded to such Participant under any outstanding Share Award Agreements shall fully vest effective as of the Cessation Date, unless otherwise determined by the Board. On the applicable Issue Date in respect of such Share Awards, the Participant shall be entitled to receive the number of Shares equal to the number of Share Awards granted multiplied by a fraction (A) the numerator of which is the number of days from the Grant Date in respect of the applicable Share Award to the Cessation Date; and (B) the denominator of which is the total number of days comprising the Vesting Period in respect of such Share Award. In such circumstances, the Vesting Percentage in respect of Performance Share Awards shall be determined as of the Cessation Date. The Issue Date in respect of any such Awards shall be the earlier of: (A) the 90th day following the Cessation Date; and (B) the original Issue Date contemplated by Section 5(d) of this Plan.

(i)	Rights as a Shareholder - Until the Shares underlying any Share Award have been issued in accordance with the terms of the Plan, the Participant to whom such Share Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to exercise voting rights in respect of such Shares. Such Participant shall only be considered a Shareholder in respect of such Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.

6.	Ratification and Approval by Shareholders

Notwithstanding any other provision of this Plan:

(a)	no Shares may be issued pursuant to any Share Award until the Plan has been approved by the Shareholders at a duly called meeting of the Shareholders; and

(b)	any grants of Share Awards by the Board prior to the Plan being approved by the Shareholders must be ratified by the Shareholders at the meeting of the Shareholders at which the Shareholders approve the Plan.

7.	Withholding Taxes

When a Participant or other person becomes entitled to receive Shares under any Share Award, the Corporation shall have the right to require the Participant or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Board or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a)	the tendering by the Participant of cash payment to the Corporation in an amount equal to the total withholding tax obligation;

(b)	the withholding or sale by the Corporation from the Shares otherwise due to the Participant, of such number of Shares having a value determined by the Corporation in its sole discretion, acting reasonably, equal to the amount of the total withholding tax obligation (and in the case of a treasury issuance of Shares to settle Share Awards hereunder, such sale of Shares shall be automatically made on or as soon as practicable after the applicable Issue Date for the purposes of satisfying withholding tax obligations, unless otherwise agreed to by the Corporation and the Participant);

(c)	the withholding by the Corporation from any cash payment otherwise due to the Participant of such amount of cash as is equal to the amount of the total withholding tax obligation; or

(d)	any other method determined by the Corporation in its sole discretion, acting reasonably,

provided, however, that the sum of any cash so paid or withheld and the value of any Shares so withheld or sold is, sufficient, in the reasonable estimation of the Corporation, to satisfy the total withholding tax obligation.

8.	Non-Transferability

The right to receive Shares pursuant to a Share Award granted to a Participant may only be settled by such Participant personally or through the Participant’s personal representative or estate and no assignment, sale, transfer, pledge or charge of a Share Award, whether voluntary, involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), vests any interest or right in such Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Share Award shall terminate and be of no further force or effect.

9.	Amendment and Termination of Plan

(a)	The Board may, at any time, suspend or terminate this Plan.

(b)	Subject to Section 9(c), the Board may, at any time and from time to time, amend this Plan or any Share Award, subject to applicable TSX Policies and the requirements of any other Exchange on which the Shares are then listed, without the consent or approval from any Participant or shareholder of the Corporation, including without limitation:

(i)	to amend, modify or terminate this Plan with respect to all Shares in respect of Share Awards which have not yet been granted thereunder;

(ii)	to make any amendment of a "housekeeping nature", including to make any amendment typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Share Award; and

(iii)	to make any addition to, deletion from or alteration of the provisions of this Plan or any Share Award that are necessary to comply with applicable law, the TSX Policies, or the requirements of any other Exchange on which the Shares are then listed and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan.

(c)	Notwithstanding Section 9(b), the Plan or any Share Award may not be amended without Shareholder approval to:

(i)	increase the number of Shares issuable pursuant to outstanding Share Awards at any time pursuant to Section 4 hereof;

(ii)	change the insider participation limitation under this Plan;

(iii)	expand the categories of individuals contained in the definition of "Employee" who are eligible to participate in the Plan;

(iv)	extend the term of any Share Award beyond the term of such awards provided for under the terms and conditions of this Plan;

(v)	permit the transfer or assignment of Share Awards, except to permit a transfer to a family member, an entity controlled by the holder of the Share Awards or a family member, a charity or for estate planning or estate settlement purposes; or

(vi)	amend this Section 9.

(d)	In addition, no amendment to the Plan or Share Awards granted pursuant to the Plan may be made without the consent of the Participant, if such amendment adversely alters or impairs the rights of any Participant in respect of any Share Award previously granted to such Participant under the Plan.

10.	Miscellaneous

(a)	Effect of Headings - The Section headings contained herein are for convenience only and shall not affect the construction hereof.

(b)	Compliance with Legal Requirements - The Corporation shall not be obliged to issue any Shares if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Shares under any Share Award as the Board may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Awards hereunder in accordance with any such requirements.

(c)	No Right to Continued Employment - Nothing in the Plan or in any Share Award Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Share Award Agreement or to interfere with or limit in any way the right of the Corporation to terminate Participant’s employment or service arrangement with the Corporation.

(d)	Expenses - All expenses in connection with the Plan shall be borne by the Corporation.

(e)	Governing Language -This Plan is drawn up in the English language and each notice, instrument, certificate or other communication to be given under or in connection with this Plan shall be in the English language. If this Plan or any notice, instrument, certificate or other communication is translated into any other language, the English language text shall prevail.

(f)	Market Fluctuations - No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares which impacts the Share Award, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to a Participant with respect to the Plan or the Share Awards whatsoever. In seeking the benefits of participation in the Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Share Awards.

(g)	Currency - Any payments and benefits under the Plan to be paid in cash shall be determined in the lawful currency of Canada and paid in the local currency of the Participant’s country of residence using the currency exchange rate available to the Corporation at the time of payment.

(h)	Participation is Voluntary; No Additional Rights - Participation in the Plan shall be entirely voluntary and any decision by a Participant not to participate shall not affect any Participant’s employment or service with the Corporation. In such instance where a Participant provides notice in writing to the Corporation of his or her intent to not participate in a Share Award, such award shall be immediately terminated and the Participant shall not be eligible to receive any form of in lieu compensation.

11.	Governing Law

The Plan shall be governed by, interpreted and construed in accordance with the laws in force in the Province of Alberta.

12.	Effective Date

This Plan shall take effect on May 9, 2023. The issuance of Shares under the Plan is subject to the acceptance of the Plan by the Exchange and any other relevant regulatory authorities and approval of the Shareholders.